Exhibit (A)(1)(XVII)

Santander Holdings USA, Inc. Announces Extension of Tender Offer to Acquire

Shares it Does not Own of Santander Consumer USA Holdings Inc. for $41.50 per Share

BOSTON, December 30, 2021 – PRESS RELEASE

Santander Holdings USA, Inc. (“SHUSA”) today announced that it has extended the expiration date of its previously announced tender offer (the “Tender Offer”) to acquire all outstanding shares of common stock of Santander Consumer USA Holdings Inc. (“SC”) not already owned by SHUSA for $41.50 per share (the “Offer Price”).

Under the terms of the merger agreement entered into on August 23, 2021 by and among SHUSA, SC and Max Merger Sub, Inc., a wholly owned subsidiary of SHUSA (the “Purchaser”), the Tender Offer will be followed by a second-step merger (the “Merger” and together with the Tender Offer, the “Transaction”), in which the Purchaser will be merged with and into SC, with SC surviving as a wholly owned subsidiary of SHUSA, and all outstanding shares of common stock of SC not tendered in the Tender Offer will be converted into the right to receive the Offer Price in cash.

The Tender Offer commenced on September 7, 2021 and as previously extended was scheduled to expire at 5:00 p.m., New York City Time, on December 29, 2021. As a result of this extension, the Tender Offer is now scheduled to expire at 5:00 p.m., New York City Time, on January 5, 2022.

The Transaction is subject to customary closing conditions, including regulatory approval by the Board of Governors of the Federal Reserve System. The Transaction is not subject to shareholder approval and is currently expected to close in the first quarter of 2022 upon receipt of regulatory approval.

The board of directors of SC formed a special committee consisting of the independent and disinterested directors of SC to negotiate and evaluate a potential transaction with SHUSA (the “Special Committee”). The board of directors of SC, acting on the unanimous recommendation of the Special Committee, has unanimously determined to recommend the Tender Offer to SC’s shareholders (other than SHUSA). The board of directors of SHUSA has unanimously approved the Transaction.

J.P. Morgan Securities LLC is acting as financial advisor and Wachtell, Lipton, Rosen & Katz is acting as legal counsel to SHUSA. Piper Sandler is acting as financial advisor and Covington & Burling LLP is acting as legal counsel to the Special Committee. Hughes Hubbard & Reed LLP is acting as legal counsel to SC.

Computershare Inc. and Computershare Trust Company, N.A., the joint depositary for the Tender Offer, have informed SHUSA that approximately 12.7 million shares of common stock of SC have been tendered and not validly withdrawn in the tender offer as of December 29, 2021.

Santander Holdings USA, Inc. (SHUSA) is a wholly-owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) (Santander), a global banking group with 149 million customers in the U.S., Europe and Latin America. As the intermediate holding company for Santander’s U.S. businesses, SHUSA is the parent organization of financial companies with approximately 14,900 employees, 5 million customers, and $156 billion in assets as of September 2021. These include Santander Bank, N.A., Santander Consumer USA Holdings Inc. (NYSE: SC), Banco Santander International, Santander Securities LLC, Santander Investment Securities Inc., and several other subsidiaries. Santander US is recognized as a top 10 auto lender, a top 10 multifamily lender, and a top 20 commercial real estate lender, and has a growing wealth management business with more than $50 billion in assets under management. For more information on Santander US, please visit www.santanderus.com.

Santander Consumer USA Holdings Inc. (NYSE: SC) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 3.1 million customers across the full credit spectrum. SC, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $65 billion (for the third quarter ended September 30, 2021), and is headquartered in Dallas (www.santanderconsumerusa.com).

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements, including statements regarding the potential consummation of the proposed Transaction, which involve a number of risks and uncertainties, including the satisfaction of closing conditions for the Transaction; the possibility that the Transaction will not be completed; and the impact of general economic, industry, market or political conditions. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions (or the negative of such terms) are intended to identify forward-looking statements. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date of this communication, and SHUSA does not undertake any obligation to update any forward-looking statement except as required by law.

Additional Information and Where to Find It

The tender offer referenced in this communication commenced on September 7, 2021. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of SC nor is it a substitute for any tender offer materials that SHUSA and the Purchaser have filed with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and the offer to buy the shares of SC common stock has been made pursuant to the tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal, and other related materials, filed with the SEC by SHUSA on September 7, 2021. In addition, on September 7, 2021, SC filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 and a Transaction Statement on Schedule 13E-3 with respect to the Tender Offer. THE TENDER OFFER MATERIALS

(INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND THE TRANSACTION STATEMENT ON SCHEDULE 13E-3 CONTAIN IMPORTANT INFORMATION. SC STOCKHOLDERS ARE URGED TO READ THESE TRANSACTION DISCLOSURE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SC SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, have been made available to all holders of SC stock at no expense to them and are available for free at the SEC’s website at www.sec.gov. Copies of any documents filed with the SEC by SHUSA are available free of charge on SHUSA’s internet website at https://santanderus.com. Copies of any documents filed with the SEC by SC are available free of charge on SC’s internet website at https://santanderconsumerusa.com or by contacting SC’s Investor Relations Department at +1-800-493-8219 or InvestorRelations@santanderconsumerusa.com.